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                                                                EXHIBIT 10.23





                   VENTURE REAL ESTATE ACQUISITION COMPANY -
                         VENTURE INDUSTRIES CORPORATION
                                USAGE AGREEMENT

     WHEREAS VENTURE REAL ESTATE ACQUISITION COMPANY and VENTURE INDUSTRIES CORPORATION (the "Parties") desire to enter into a Usage Agreement (the "Agreement") concerning the real estate located at 17085 Masonic, Fraser, Michigan (the "Property") for a usage fee as set forth herein in more detail;

     AND WHEREAS the Parties have agreed to the following terms;

     NOW THEREFORE, THIS USAGE AGREEMENT is hereby made and entered into as of February ___, 1995 (hereinafter sometimes referred to as the "Commencement Date"), by and between VENTURE REAL ESTATE ACQUISITION COMPANY (hereinafter together with its successors and assigns, referred to as "Owner"), and VENTURE INDUSTRIES CORPORATION (hereinafter referred to as "User"), who hereby amend, as of the effective date, all other agreements, if any, by and between the parties concerning the rental or usage of the Property as follows:
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     1.  USAGE FEE PAYABLE BY USER.  (A) User, in consideration and in respect of the right granted by Owner to use the Property, shall pay to Owner for any one month a sum equal to an allocated share of Owner's total daily costs related to the Property for such month (the "Total Daily Costs"). Such allocated share of Total Daily Costs shall be calculated based on the number of days the Property is used or reserved by User during the month in question.

     (B) Initially, under this Usage Agreement, the Total Daily Costs shall be determined to be _________________________ Dollars ($______) per day (the "Daily
Charge"); provided that:

          (i) if User only uses or reserves a portion of the Property during any one day, then the Daily Charge shall be prorated to reflect the value of the Property so used or reserved relative to the value of all of the Property;

          (ii) if Owner and User use or reserve the Property during the same day, User's share of the Daily Charge shall be calculated based upon the relative use for such day;

          (iii) in addition, the Daily Charge shall be adjusted from time to time by agreement of the parties to reflect the relative costs of any additions to or deletions to the Property.

     (C) if Owner utilizes any of User's employees, there shall be a credit to User for each hour of such use calculated based on the cost of such labor, including wages, benefits, payroll taxes, and such employee's fair share of the overhead.

     (D) Said sum shall be payable monthly at Owner's place of business or such other place as Owner shall direct in writing.

     (E) The due date of the first payment shall be the date in the next calender month which numerically corresponds to the Effective Date (or if there is no such date in the next calender month,
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 the last date of such month) [such period being herein considered a "month"], with subsequent payments being due at one month intervals.

     (F) Nothing herein to the contrary withstanding, User shall not be liable for any payments to Owner accrued after this Agreement has been terminated.

     2. USAGE RIGHT. (A) In consideration of the payment of Usage Fees, Owner hereby agrees to make available for use on Owner's premises, on an as is, where is basis, and (ii) grants to User the right, subject to paragraph 2(B) and
Section 4, to use the Property during the period from the Effective Date to the date of termination of this Agreement.

     (B) Owner shall be permitted to use any of the Property and any of User's employees not being utilized by User (User shall receive a credit against any Usage Fees owed under paragraph 1(A), for the out-of-pocket cost of any such labor), subject to the following conditions. At any time that Owner desires that itself or a third party use such Property (or any portion thereof) or any of User's employees, (i) Owner shall give User not less than ten (10) days prior notice of the dates of intended use, and (ii) the scheduling of such use shall not unreasonably interfere with the requirements of User's business.

     3. TERMINATION. (A) Owner shall have the option to terminate this Agreement (i) on or after the eleventh (11th) anniversary of the Effective Date;
(ii) if both the Senior Secured Notes, Series A, due March 15, 2000 and the Senior Subordinated Notes, due April 1, 2004, are fully paid, redeemed or defeased in accordance with their terms, or (iii) as to any portion of the Property, if (a) User shall fail to use or reserve such Property for at least thirty (30) days in any sixty (60)





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consecutive day period (the "Minimum Amount"), (b) following such failure,
Owner shall give User a written notice of termination which shall state that such Property shall cease to be subject to this Agreement and that such termination will occur on a date specified in such notice which shall be not earlier than twenty (20) days from the date of such notice (the "Termination Date") unless prior thereto User pays Owner an amount, which when added to the amount already paid pursuant to paragraph 1(A), would equal the sum which would have been paid if such Property had been used the Minimum Amount during such period and (c) User shall fail to pay such additional amount for the period in question to Owner prior to the Termination Date.





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     4. CONTINUOUS OWNER ACCESS.  Owner shall have reasonable access to the
Property subject to the convenience and requirements of User's business and upon not less than two (2) days prior written notice in order to (i) make repairs and
(ii) do testing.

     5. CARE AND REPAIR OF PROPERTY. Except as provided in Section 6, Owner shall keep the Property in good repair, condition, and working order, and shall furnish any and all parts and labor required for that purpose.

     6. LOSS. User shall utilize the Property in a careful and proper manner which reasonably follows the common methods of usage of such Property, and in a manner fit for the usages which the Property itself is customarily used, and in compliance with all applicable laws, ordinances and regulations.

     User shall be liable to Owner for any loss or damage to the Property which results from User's negligence or misuse of the Property. Otherwise, Owner, subject to User's obligation to insure the Property in accordance with Section 9, shall bear the entire risk of loss of and damage to the Property.

     User shall be liable for any loss, damage or liability to third parties, including User's invitees, employees, agents and sub-contractors as a result of the use of such Property by User, its employees, agents, sub-contractors (other than Owner and its agents) and invitees.





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     7. ALTERATIONS AND IMPROVEMENTS TO THE PROPERTY.  Provided that permission of Owner is first obtained, User may, at its sole cost and expense, modernize, add to and improve the Property from time to time. Upon the termination of the right of User to such any particular piece of Property or all of the Property, User shall, at its own expense, have the right to remove from such Property any such modernization, addition or improvement if User has first given Owner thirty
(30) day's written notice of User's unexpensed or unamortized cost basis in such modernization, addition or improvement and Owner has not tendered the same.

     8. INSURANCE.   User shall maintain, and provide Owner with a copy thereof, a liability policy which shall name Owner as an additional insured party, and shall provide (a) comprehensive insurance against risk of loss and damage to the Property and (b) comprehensive general liability insurance, including blanket contractual coverage against claims for, or arising out of, bodily injury, death, or property damage from the Property. The initial limits of coverage shall be, if dual limits are provided, not less than FIVE MILLION DOLLARS ($5,000,000.00) with respect to injury or death of a single person and not less than TEN MILLION DOLLARS ($10,000,000.00) with respect to any one occurrence; and not less than FIVE MILLION DOLLARS ($5,000,000.00) with respect to any one occurrence of property damage.

     9. ASSIGNMENT. The rights of Owner and User hereunder shall not be assigned, pledged, transferred or otherwise disposed of without the prior written consent of the other party, which consent shall not be unreasonably withheld.





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     10. EVENTS OF DEFAULT AND REMEDIES THEREFOR. An event of default shall occur and be continuing, and Owner shall have the right to terminate this Agreement at any time thereafter (whether or not said Owner is deemed to have waived its right to so terminate) and pursue any remedy available to Owner at law or equity, if User (a) ceases to do business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy; or
(b) within sixty (60) days after the commencement of any proceedings seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law of regulation, such proceeding shall not have been dismissed, or if within sixty (60) days after the appointment without consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated; provided, that if the Owner of the Property is no longer Venture Real Estate Acquisition Company or an affiliate of Venture Real Estate Acquisition Company, or Larry J. Winget or an affiliate of Larry J. Winget and such Owner did not acquire its rights hereunder in breach of
Section 9 and is not otherwise in breach of this Agreement, an additional event of default shall occur if User fails to perform any material provision of this Agreement and such failure continues for a period of thirty (30) days after notice thereof, time being of the essence.

     11. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Michigan.





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     12. INTEGRATION. This writing constitutes the entire agreement between the parties as to the matter set forth herein and shall supersede all previous or contemporaneous negotiations, commitments, and writings with respect to the matters set forth herein.

     13. MODIFICATION. The parties may, by written instrument, amend, modify or extend this Agreement. This Agreement may only be so amended, modified or extended by a writing signed by authorized representatives of both parties. The terms and provisions of this Agreement shall prevail over any conflicting, additional, or other terms appearing in any notice, request, instruction, invoice, or other writing submitted by either party under this Agreement at any time.

     14. WAIVER. No waiver of any provision or breach of this Agreement shall be construed as a continuing waiver, or shall constitute a waiver of such provisions or breach, or of any other provision or breach.

     15. HEADINGS, INTERPRETATION. The paragraph headings herein are included solely for convenience and shall in no event affect or be used in connection with the interpretation of this Agreement. Each separate provision of this Agreement shall be treated as severable, to the end that if any one or more such provisions shall be adjudged or declared illegal, invalid, or unenforceable, this Agreement shall be interpreted and shall remain in full force and effect, as though such provision or provisions had never been contained in this Agreement.





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     16.  NOTICES.  Any notice, demand, delivery, invoice, or other writing required or desired to be given or made pursuant to this Usage Agreement shall be in writing, and shall be deemed to have been given and received, and to be effective for all purposes, the third business mail day after having been mailed via the United States Postal Service in an envelope properly stamped and addressed to the proper party at the address (or such other address as the recipient shall have designated in writing) that follows:





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 If to Owner:   VENTURE REAL ESTATE ACQUISITION COMPANY
                     33662 James J. Pompo Drive
                Fraser, Michigan 48026

 If to User:    VENTURE INDUSTRIES CORPORATION
                   33662 James J. Pompo Dr.
                Fraser, Michigan 48026

     IN WITNESS WHEREOF, the Owner and User have executed this Usage Agreement as of the Commencement Date.

                            OWNER:
                            VENTURE REAL ESTATE ACQUISITION COMPANY, a
                            Michigan Corporation


             By: /s/ Michael G. Torakis
                ----------------------------
                    MICHAEL G. TORAKIS,
                    its Vice President

                           USER:

                           VENTURE INDUSTRIES CORPORATION, a Michigan
                           Corporation


             By: /s/ Michael G. Torakis,
                ----------------------------
                    MICHAEL G. TORAKIS,
                    its Vice President





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                   VENTURE REAL ESTATE ACQUISITION COMPANY -
                         VENTURE INDUSTRIES CORPORATION
                          ADDENDUM TO USAGE AGREEMENT

     WHEREAS VENTURE REAL ESTATE ACQUISITION COMPANY and VENTURE INDUSTRIES CORPORATION (the "Parties") are entering into a Usage Agreement (the "Agreement") concerning the real estate located at 17085 Masonic, Fraser, Michigan (the "Property") for a usage fee (the "Daily Charge") set forth therein;

     NOW THEREFORE, in order to induce VENTURE INDUSTRIES CORPORATION to enter into such Agreement, the Parties hereby agree that VENTURE INDUSTRIES CORPORATION shall receive six (6) months of free rent, beginning with the first month such Agreement is in effect.

                        OWNER:
                        VENTURE REAL ESTATE ACQUISITION COMPANY, a
                        Michigan Corporation


             By: /s/ Michael G. Torakis
                ----------------------------
                    MICHAEL G. TORAKIS,
                    its Vice President

                        USER:
                        VENTURE INDUSTRIES CORPORATION, a Michigan
                        Corporation


             By: /s/ Michael G. Torakis
                ----------------------------
                    MICHAEL G. TORAKIS,
                    its Vice President





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